Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement and Proxy on Form S-4 filed with the Securities and Exchange Commission of our report dated December 8, 2008 on the consolidated financial statements of American Bancorp of New Jersey, Inc. and on the effectiveness of internal control over financial reporting of American Bancorp of New Jersey, Inc. which report is included in Form 10-K for American Bancorp of New Jersey, Inc. for the year ended September 30, 2008. We also consent to the reference to us under the heading “Experts” in this Registration Statement and Proxy.
Crowe Horwath LLP
Livingston, New Jersey
March 26, 2009